Exhibit 99.1

          Mercury General Corporation Announces Fourth Quarter Results

    LOS ANGELES, Feb. 9 /PRNewswire-FirstCall/ -- Mercury General Corporation (NYSE: MCY) reported today that net income was $49.2 million ($0.90 per share
- diluted) in the fourth quarter of 2003 compared to $17.3 million ($0.32 per share - diluted) in the same period in 2002. Included in net income are net realized investment gains, net of tax, of $3.8 million ($0.07 per share) in the fourth quarter of 2003 compared to net realized investment losses, net of tax benefit, of $14.2 million ($0.26 per share) for the same period in 2002. Net income in the fourth quarter of 2003 also includes approximately
$16 million ($10.2 million after tax benefit or $0.19 per share) in losses resulting from the October 2003 Southern California fire storms.
    For the year, net income was $184.3 million ($3.38 per share - diluted) in 2003 compared to net income of $66.1 million ($1.21 per share - diluted) in 2002. Net realized investment gains, net of tax, was $7.3 million ($0.13 per share) in 2003 compared to net realized investment losses, net of tax benefit, of $45.8 million ($0.84 per share) in 2002.
    Company-wide premiums written were $591.4 million in the fourth quarter of 2003, a 17.2% increase over 2002, and $2.3 billion for the year, a 21.6% increase over 2002. California premiums written were $481.7 million in the fourth quarter of 2003, a 12.6% increase over 2002, and $1.9 billion for the year, an 18.8% increase over 2002. Non-California premiums written were $109.7 million in the fourth quarter of 2003, a 43.2% increase over 2002 and $382.6 million for the year, a 37.7% increase over 2002. Non-California premiums made up 18.5% of fourth quarter premiums, up from 15.2% for the same period in 2002.
    The Company's combined ratio (GAAP basis) was 94.1% in the fourth quarter of 2003 and 94.0% for the entire year compared to 97.6% and 98.8% for the respective periods of 2002. The Southern California fire storms negatively impacted the combined ratio by 2.7% for the fourth quarter of 2003 and 0.7% for the entire year of 2003.
    Net investment income of $26.3 million for the fourth quarter decreased by $0.4 million over the corresponding period in 2002. The after-tax yield was 3.9% on average investments of $2.42 billion (fixed maturities and equities at cost) for the quarter. This compares with 4.4% in the fourth quarter of 2002. Net investment income for 2003 was $104.5 million compared to $113.1 million for 2002.

    Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent agents and brokers in many states. For more information, visit our website at www.mercuryinsurance.com. The Company will be hosting a conference call and webcast today at 10:00 a.m. pacific time where management will discuss results and address questions. The teleconference can be accessed by calling
1 (877) 807-1888 or by visiting
www.mercuryinsurance.com/corporate/calendarofevents.asp. A replay of the call will be available beginning at 1:30 p.m. pacific time and running through February 16, 2004. The replay telephone numbers are 1 (800) 642-1687 (USA) or 1 (706) 645-9291 (International). The conference ID# is 4885467. The replay will also be available on our website shortly following the call.

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this press release are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company's insurance products, and in general economic conditions; the accuracy and adequacy of the Company's pricing methodologies; market risks associated with the Company's investment portfolio; uncertainties related to estimates, assumptions and projections generally; the possibility actual loss experience may vary adversely from the actuarial estimates made to determine the Company's loss reserves; inflation and changes in economic conditions; the Company's ability to obtain and the timing of regulatory approval for requested rate changes; legislation adverse to the automobile insurance industry or business generally that may be enacted in California or other states; the presence of competitors with greater financial resources and the impact of competitive pricing; changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs and marketing efforts; and various legal, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company's filings with the Securities and Exchange Commission.

    Mercury General Corporation
    Information Regarding Non-GAAP Measures
    The Company has presented information within this document containing operating measures which in management's opinion provide investors useful industry specific information to evaluate and perform meaningful comparisons of the Company's performance but that may not be presented in accordance with Generally Accepted Accounting Principles ("GAAP"). These measures are not intended to replace, and should be read in conjunction with, the GAAP financial results. The Company has reconciled these measures with the most directly comparable GAAP measure in the supplemental schedule entitled, "Summary of Operating Results."
    Net Premiums Written represents the premiums charged on policies issued during a fiscal period. Net Premiums Earned, the most directly comparable GAAP measure, represents the portion of premiums written that is recognized as income in the financial statements for the periods presented and earned on a pro-rata basis over the term of the policies. Net Premiums Written is meant as supplemental information and is not intended to replace Net Premiums Earned. It should be read in conjunction with the GAAP financial results.
    Paid Losses and Loss Adjustment Expenses is the portion of Incurred Losses and Loss Adjustment Expenses, the most directly comparable GAAP measure, excluding the effects of changes in the loss reserve accounts. Paid Losses and Loss Adjustment Expenses is meant as supplemental information and is not intended to replace Incurred Losses and Loss Adjustment Expenses. It should be read in conjunction with the GAAP financial results.


                 Mercury General Corporation and Subsidiaries
                         Summary of Operating Results
                       (000's) except per-share amounts
                                 (unaudited)

                                     Quarter Ended      Twelve Months Ended
                                      December 31,          December 31,
                                     2003      2002       2003        2002
    Net premiums written           $591,401  $504,597  $2,268,778  $1,865,046
    Net premiums earned             572,671   481,277   2,145,047   1,741,527
    Paid losses and loss
     adjustment expenses            347,453   300,001   1,330,784   1,119,946
    Incurred losses and loss
     adjustment expenses            385,330   344,528   1,452,051   1,268,243
    Net investment income            26,348    26,732     104,520     113,083
    Net realized investment gains
     (losses), net of tax             3,817   (14,163)      7,285     (45,768)
    Net income                      $49,226   $17,330    $184,321     $66,105

    Basic average shares
     outstanding                     54,418    54,350      54,402      54,314

    Diluted average shares
     outstanding                     54,586    54,487      54,547      54,502

    Basic Per Share Data
    Net income                        $0.90     $0.32       $3.39       $1.22

    Net realized investment gains
     (losses), net of tax             $0.07    ($0.26)      $0.13      ($0.84)

    Incurred losses from Southern
     California Fire Storms, net
     of tax benefit                  ($0.19)      N/A      $(0.19)        N/A

    Diluted Per Share Data
    Net income                        $0.90     $0.32       $3.38       $1.21

    Net realized investment gains
     (losses), net of  tax            $0.07    ($0.26)      $0.13      ($0.84)

    Incurred losses from Southern
     California Fire Storms, net
     of tax benefit                  ($0.19)      N/A      $(0.19)        N/A

    Operating Ratios--GAAP
     Basis (a)
    Loss ratio                        67.3%     71.6%       67.7%       72.8%
    Expense ratio                     26.8%     26.0%       26.3%       26.0%
    Combined ratio                    94.1%     97.6%       94.0%       98.8%

    Impact of Southern California
     Fire Storms on loss ratio         2.7%       N/A        0.7%         N/A


    Reconciliations of Operating
     Measures to Comparable
     GAAP (a) Measures

    Net premiums written           $591,401  $504,597  $2,268,778  $1,865,046
    Increase in unearned premiums   (18,730)  (23,320)   (123,731)   (123,519)
    Net premiums earned            $572,671  $481,277  $2,145,047  $1,741,527

    Paid losses and loss
     adjustment expenses           $347,453  $300,001  $1,330,784  $1,119,946
    Increase in net losses and
     loss adjustment expense
     reserves                        37,877    44,527     121,267     148,297
    Incurred losses and loss
     adjustment expenses           $385,330  $344,528  $1,452,051  $1,268,243


    (a) Generally Accepted Accounting Principles
    N/A - Not applicable


                 Mercury General Corporation and Subsidiaries
                        Other Supplemental Information
                            (000's) except ratios
                                 (unaudited)

                                    Quarter ending,    Twelve months ending,
                                      December 31,          December 31,
                                     2003      2002       2003        2002
    Total California
     Operations (1)
    Net Premiums Written           $481,744  $428,018  $1,886,217  $1,587,165
    Net Premiums Earned             477,291   407,759   1,804,960   1,489,144

    Loss Ratio                        68.8%     72.6%       68.9%       73.1%
    Expense Ratio                     25.5%     25.2%       25.4%       25.1%
    Combined Ratio (3)                94.3%     97.8%       94.3%       98.3%

    California Automobile lines
    Net Premiums Written           $442,636  $398,493  $1,738,462  $1,477,750
    Net Premiums Earned             440,791   380,959   1,674,801   1,397,446

    Loss Ratio                        67.9%     73.4%       69.0%       73.1%
    Expense Ratio                     25.7%     24.9%       25.3%       24.8%
    Combined Ratio                    93.6%     98.3%       94.3%       97.9%

    California Homeowners line
    Net Premiums Written            $32,407   $24,345    $122,897     $90,570
    Net Premiums Earned              30,328    22,399     108,141      75,830

    Loss Ratio                        84.0%     66.2%       67.9%       75.0%
    Expense Ratio                     24.4%     26.4%       25.1%       27.3%
    Combined Ratio                   108.4%     92.6%       93.0%      102.3%

    Non-California Operations (2)
    Net Premiums Written           $109,657   $76,579    $382,561    $277,881
    Net Premiums Earned              95,381    73,518     340,087     252,383

    Loss Ratio                        59.7%     66.0%       61.5%       71.0%
    Expense Ratio                     33.5%     30.5%       30.9%       31.3%
    Combined Ratio                    93.2%     96.5%       92.4%      102.3%


                                            At                    At
    Policies-in-force (000's)        December 31, 2003    September 30, 2003

    California Personal Auto               1,026                 1,018
    California Commercial Auto                20                    19
    Non-California Personal Auto             184                   169
    California Homeowners                    187                   178
    Florida Homeowners                        10                     9

                                            At                    At
                                     December 31, 2002    September 30, 2002

    California Personal Auto                 952                   916
    California Commercial Auto                18                    18
    Non-California Personal Auto             150                   144
    California Homeowners                    154                   145
    Florida Homeowners                         6                     6


    All ratios are calculated on GAAP basis.
    (1) Total California operations includes homeowners, auto, commercial property and other immaterial California business lines
    (2) Includes all states except California
    (3) Some numbers may not sum due to rounding


                 Mercury General Corporation and Subsidiaries
                Condensed Balance Sheet  and Other Information
                       (000's) except per-share amounts

                                         December 31, 2003  December 31, 2002

    Investments - available for sale
      Fixed maturities at market
       (amortized cost $1,856,083 in 2003
       and $1,565,760 in 2002)               $1,945,309         $1,632,871
      Equity securities at market (cost
       $223,113 in 2003 and $233,297 in
       2002)                                    264,393            230,981
      Short-term cash investments, at
       cost, which approximates market          329,812            286,806
            Total investments                 2,539,514          2,150,658
    Net receivables                             299,094            259,445
    Deferred policy acquisition costs           132,059            107,485
    Other assets                                149,099            127,708
      Total assets                           $3,119,766         $2,645,296

    Loss and loss adjustment expenses          $797,927           $679,271
    Unearned premiums                           663,004            545,485
    Other liabilities                           278,617            192,895
    Notes payable                               124,715            128,859
    Shareholders' equity                      1,255,503          1,098,786
      Total liabilities and shareholders'
       equity                                $3,119,766         $2,645,296


    Common stock - shares outstanding            54,424             54,362
    Book value per share                         $23.07             $20.21
    Statutory surplus                        $1,169,427         $1,014,935
    Portfolio duration                        3.8 years          4.4 years


SOURCE  Mercury General Corporation
    -0-                             02/09/2004
    /CONTACT: Theodore Stalick, VP/CFO of Mercury General Corporation, +1-323-937-1060/
    /Web site:  http://www.mercuryinsurance.com/corporate/calendarofevents.asp
                http://www.mercuryinsurance.com /
    (MCY)

CO:  Mercury General Corporation
ST:  California
IN:  FIN INS
SU:  ERN